Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES UPSIZING AND PRICING OF PRIVATE OFFERING OF SENIOR NOTES AND THE CONDITIONAL FULL REDEMPTION OF ITS OUTSTANDING 7.375% SENIOR NOTES DUE 2025

NEW YORK, NY, January 14, 2021 – Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced the upsizing and pricing of its private offering of $875 million in aggregate principal amount of 5.125% senior notes due February 1, 2029 (the “2029 Notes”). The size of the offering was increased from the previously announced offering of $500 million aggregate principal amount of 2029 Notes to $875 million aggregate principal amount of 2029 Notes.

The 2029 Notes are being issued at a price of 100% of their principal amount. The net proceeds of the offering will be used by the Company to refinance all $250 million in aggregate principal amount of its 6.500% Senior Notes due 2024 (the “2024 Notes”) pursuant to its previously announced tender offer for, or any subsequent redemption of, its 2024 Notes, to redeem all of its 7.375% Senior Notes due 2025 (the “2025 Notes”) and for general corporate purposes.

In connection with the proposed conditional redemption of the 2025 Notes, the Company has issued a conditional notice of redemption to redeem in full all $550 million in aggregate principal amount of the 2025 Notes at $1,036.88 per $1,000.00 of principal amount redeemed, plus accrued and unpaid interest to, but not including, the redemption date. The redemption date is January 26, 2021 and redemption is conditioned upon completion of the Offering and the Company’s deposit with the paying agent of sufficient funds to pay the redemption price.

The offering of the 2029 Notes is expected to close on or around January 26, 2021, subject to the satisfaction of customary closing conditions.

The 2029 Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The 2029 Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2029 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s intentions regarding the consummation of the offering of the 2029 Notes and the intended use of proceeds and the completion of the refinancing of the 2024 Notes and redemption of the 2025 Notes. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the offering of the 2029 Notes or the refinancing of the 2024 Notes and redemption of the 2025 Notes, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099